Exhibit 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made and entered into effective as of April 13, 2017 (the “Effective Date”), by and between GOOGLE INC., a Delaware corporation (“Landlord” or “Lessor”), and CHEMOCENTRYX, INC., a Delaware corporation (“Tenant” or “Lessee”).

R E C I T A L S :

A.        Landlord and Tenant are parties to that certain Lease (as defined below), pursuant to which Landlord is currently leasing to Tenant, and Tenant is currently leasing from Landlord, certain space (the “Premises”) containing approximately 35,755 rentable square feet and located in that certain building addressed as 840-850 Maude Avenue, Mountain View, California (the

“Building”). As used herein, “Lease” shall mean and refer, collectively, to the following document(s):

i.

Standard Industrial/Commercial Multi-Tenant Lease – Net dated as of April 20, 2004 (the “Original Lease”), between Portola Land Company, a California limited partnership (“Portola”) (as predecessor-in-interest to Landlord), and Tenant (incorrectly referred to as “ChemoCentryx Inc., a Delaware corporation”); and

ii.

First Amendment to Lease Agreement dated as of August 16, 2012 (the “First Amendment”), between Portola (as predecessor-in-interest to Landlord), and Tenant (incorrectly referred to as “ChemoCentryx,. a Delaware corporation”).

B.        Landlord and Tenant now desire to amend the Lease (i) to further extend the term of the Lease, and (ii) to modify various terms and provisions of the Lease, all as hereinafter provided.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Capitalized Terms.  All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2.        Extension of Lease Term.  The term of the Lease, as previously extended by Section 2 of the First Amendment, which is currently scheduled to expire on April 30, 2019, is hereby extended for a period of one (1) year (the “Second Extended Term”), commencing on May 1, 2019 (the “Second Extended Term Commencement Date”) and expiring on April 30, 2020, unless sooner terminated pursuant to the terms of the Lease, as hereby amended.

3.         Rent.  Prior to the Second Extended Term, the Base Rent payable by Tenant shall continue to be as set forth in the Lease. During the Second Extended Term, Tenant shall pay monthly installments of Base Rent to Landlord for the Premises as set forth in the following schedule:

Period of Second Extended Term	Annual Base Rent	Monthly Installment of Base Rent

5/1/2019 - 4/30/2020	$1,501,710.00	$125,142.50

Tenant shall continue to pay Lessee’s Share of Common Area Operating Expenses (including, without limitation, Real Property Taxes) in accordance with the terms of the Lease.

4.        Condition of Premises.  Tenant is currently in possession of the Premises and shall continue to accept and occupy the Premises and the Building in their current “AS IS” condition as of the Effective Date and the Second Extended Term Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Premises, except as otherwise expressly set forth in the Lease, as hereby amended.

5.        Landlord’s Address for Notices.  Effective as of the Effective Date, all notices, consents, demands and other communications delivered by Tenant to Landlord pursuant to and in accordance with the Lease must be addressed to the following addresses:

Originals sent to:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Attention: Lease Administration

and

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Attention: Legal Department / RE Matters

With a copy sent to:

Google Inc.

c/o Orchard Commercial, Inc.

2055 Laurelwood Road, Suite 130

Santa Clara, California 95054

Attention: Shannon Freitag.

6.        California Statutory CASp Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building, and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Second Extended Term Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, the Building, or the Project in any way, (4) in accordance with all of the provisions of the Lease applicable to Tenant contracts for construction, and (5) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant’s contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant’s receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the

Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant’s receipt of an invoice therefor from Landlord.

7.         Brokers.  Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, except for Orchard Commercial, representing Landlord (the “Broker”), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Amendment.

8.        Authority.  If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after Landlord’s written request, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of: (i) good standing in Tenant’s state of formation; and (ii) qualification to do business in California.

9.        Counterparts.  This Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

10.        No Options; No Allowances.  Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Tenant hereby acknowledges and agrees that except as otherwise expressly set forth above in this Amendment: (i) Tenant has no (A) options to extend or renew the Lease, (B) early termination options, (C) options or rights to expand the Premises or to lease additional space in the real property of which the Premises are a part, (D) rights of first offer and/or rights of first refusal to lease any space in the real property of which the Premises are a part, and (E) options or preferential rights to purchase all or any portion of the Premises or the real property of which the Premises are a part nor any other rights or interests with respect to the Premises or the real property of which the Premises are a part, other than as “Tenant” under the Lease; and (ii) Tenant is not entitled to any improvement allowance, free or abated rent or any other concessions under the Lease; including, without limitation, the HVAC Upgrade Allowance (as defined in Section 5.1 of the First Amendment).

11.        No Further Modification.  Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

“LANDLORD”:		“TENANT”:

GOOGLE INC.,		CHEMOCENTRYX, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ David Radcliffe	By:	/s/ Markus J. Cappel

Name:	David Radcliffe	Name:	Markus J. Cappel

Title:	VP. Real Estate	Title:	Chief Business Officer

By:

Name:
Title: